 LEGEND OIL AND GAS, LTD. 10-K

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333-174413 and 333-191461 on Form S-8 of our report dated April 15, 2014, relating to the 2013 consolidated financial statements of Legend Oil and Gas, Ltd. and subsidiary (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 3, 2015